Exhibit 99.2

STOCKERYALE ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Company Reports Record Gross Profit and Agrees to Sell

Manufacturing Facility for $4.75 Million

Salem, NH, April 18, 2004 — StockerYale, Inc., (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 increased 11% to $4.6 million from those reported in both the first and fourth quarters of 2004. Revenue growth was driven by higher laser and specialty optical fiber shipments. Order bookings increased 12% to $4.8 million in the first quarter 2005 from $4.3 million the previous quarter reflecting a doubling of specialty fiber orders and improved penetration of lasers into OEM accounts.

Gross profit for the quarter increased 32% to $1.6 million from the comparable quarter of 2004. The increase in gross profit resulted from the combination of higher sales and a significant improvement in gross margin. The gross margin as a percentage of sales increased from 30% in the first quarter of 2004 to 36% in the first quarter of 2005 as the result of selling higher margin products and material cost reductions.

The operating loss for the first quarter was $1.5 million versus $1.4 million in the comparable 2004 quarter and down 52% from $2.9 million in the prior quarter, excluding asset impairment charges of $173,000. Operating expenses were down 18% compared to the fourth quarter of 2004, but increased 15% to $3.1 million compared to $2.7 million the first quarter of 2004. The increase primarily reflected higher non-recurring legal expenses, which the Company expects to decline significantly in the near future. Research and development expenses of $833,000 reported in the first quarter of 2005 were consistent with the first quarter of 2004 and selling expenses increased 13% to $784,000 compared to the first quarter of 2004.

In April 2005, the Company has reached an agreement to sell its 100,000-square-foot Salem, N.H. manufacturing facility for $4.75 million subject to completion of due diligence procedures and contingent on the buyer receiving financing. It is expected that the transaction will close within 75 days. As previously disclosed, the Company relocated the Salem illumination business to Montreal in June 2004. Per the agreement with the buyer of the Salem facility, the Company will lease back approximately 30,000 square feet for its specialty fiber operation and corporate headquarters. The Company intends to use the proceeds to pay in full and extinguish two of the convertible notes issued by the Company. The Company expects the sale of the facility to improve both gross and operating margins and its balance sheet. The Company plans to complete a similar sale/leaseback transaction for its Montreal manufacturing facility to further improve the Company’s financial performance, balance sheet and liquidity.

“StockerYale’s first quarter represented a substantial financial improvement over the preceding quarter, as the Company continued to generate new product momentum from substantial technology investments over the last two years,” said Mark W. Blodgett, Chief Executive Officer. “I am particularly pleased by the progress in our fiber business. Given the dramatic slowdown in the telecom industry, the Company made a strategic decision to make additional investments to develop new fibers for both the industrial and defense markets. Concurrently, the Company began long-term qualification trials with prospective OEM customers. Increased fiber order bookings and revenues reflect significant progress in qualification trials, as well as increased sales to Mitsubishi,” said Blodgett. “The dramatic restructuring of operations to reduce costs, a refocused product development effort, and a more diversified sales strategy are beginning to result in improved financial performance,” Blodgett added.

Outlook

“This year is off to a strong start led by our laser and specialty fiber businesses. We expect that increased sales to existing OEMs, the introduction of several new products, and improved manufacturing efficiencies will result in a meaningful improvement in gross margins and operating profits throughout the year,” said Ricardo A. Diaz, Chief Operating Officer. “We expect both our laser and fiber businesses to drive our top line growth during the year presuming continued strength in the machine vision market, as well as increased acceptance of our products in the defense market, including fiber optic gyroscopes for navigation systems and reference lasers for missile counter-measure systems. In addition, the Company is beginning to receive orders for its new line COBRA™ 500 LED Line Illuminators, which received Photonic Spectra’s prestigious product of the year award this past January,” Diaz added.

“The first quarter represents an important milestone for StockerYale as we met our internal operational objectives for the quarter,” said Blodgett. “While we are pleased with the strength of our laser and specialty fiber sales, we continue to aggressively implement a new product development strategy to increase long-term sales growth in our traditional machine vision market, as well as the defense and medical markets.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures to complement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance. However, these non-GAAP financial measures are not intended to supercede or replace the Company’s GAAP results.

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe, and the Pacific Rim.

For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale’s plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale’s control including, but not limited to: uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. You should also refer to the discussion under “Certain Factors Affecting Operating Results” in StockerYale’s form 10-K for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

This press release also contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, the Company’s future operating results and sales trends. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Consolidated Statements of Operations

($ In thousands except per share data)

	Three Months Ended March 31,
	2005	2004
Net Sales	$4,598	$4,159
Cost of Sales	2,961	2,922

Gross Profit	1,637	1,237

Research & Development Expenses	833	820
Selling, General & Administrative Expenses	2,201	1,781
Amortization of Intangible Assets	80	80

Operating Loss	(1,477)	(1,444)

Interest & Other Income/(Expense)	9	(5)
Amortization of Debt Discount & Financing Costs	499	730
Interest Expense	188	123

Pretax Loss	(2,155)	(2,302)
Tax Provision Benefit	0	3

Net Loss	$(2,155)	$(2,305)
Loss Per Share	$(0.06)	$(0.14)
Weighted Average Shares Outstanding	24,596,517	16,636,302

Consolidated Condensed Balance Sheets
	March 31, 2005	December 31, 2004
ASSETS
Total Current Assets	$8,569	$10,751
Property, Plant & Equipment, Net	18,069	18,582
Other Assets	4,286	4,445

Total Assets	$30,924	$33,778

LIABILITIES AND STOCKHOLDERS EQUITY
Total Liabilities	$13,469	$14,197
Stockholders Equity	17,455	19,581

Total Liabilities & Stockholders Equity	$30,924	$33,778

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